Exhibit 10.2

AMENDMENT NUMBER ONE

TO THE

ALFA CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Alfa Corporation (the “Corporation”) maintains the Alfa Corporation Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (“Board”) of the Corporation may amend or terminate the Plan; and

WHEREAS, it is necessary to amend the Plan to provide for suspension of the Plan on November 4, 2007 due to execution of the merger agreement regarding the proposed merger of the Corporation with a subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company, and to further provide for termination of the Plan effective on the closing date of such merger (the “Closing Date”) (provided, however, that in the event that such merger is not consummated, the Corporation may reinstate the terms of the Plan by further amendment, and the provisions of this Amendment regarding termination of the Plan will not become effective);

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3 is amended effective November 4, 2007 by adding to the end thereof the following: “Notwithstanding the foregoing, no individuals will become eligible to participate in the Plan on or after November 4, 2007.”

2. Section 5 is amended effective November 4, 2007 by adding to the end thereof the following:

Notwithstanding the foregoing, effective November 4, 2007, no Employee or other Eligible Participant may enroll in the Plan or authorize new payroll deductions and purchases thereunder. The payroll deductions and purchase elections for individuals participating in the Plan on such date will be completed with respect to the two-week purchase period in effect on such date. Following the completion of such purchase period, no new payroll deductions or purchase periods will be commenced under the Plan.

3. The Plan is amended effective on the Closing Date (provided that the merger is consummated) to add the following Section 13:

13. Termination of the Plan Due to Merger. This Plan will terminate effective on the closing date of the merger of the Corporation with a subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company pursuant to the merger agreement dated November 4, 2007, provided that such merger is consummated.

5. All of the terms of the Plan not herein amended shall remain in full force and effect.

This the 4th day of November, 2007.

ALFA CORPORATION

By:	/s/ Jerry A. Newby

Its:	President and Chief Executive
Officer

ATTEST:

By:	/s/ Angela L. Cooner

Its:	Vice President and Associate General
Counsel